Exhibit 10.1
April 25, 2007
Board of Directors
TBX Resources, Inc.
     Re:      Letter Amendment to the Employment Agreement of Tim Burroughs
To the Board:
     This letter is to advise you that I have agreed to an amendment to my current amended Employment Agreement dated August 5, 2005 ( the “Agreement”).
     The Agreement currently provides that I, at my sole election, may call for 50,000 options to be issued to me each year for five years beginning with the fiscal year ended November 30, 2005 To be eligible to call and receive the options, I must be vested in my employment for a three year service period. I am currently eligible to call for options in fiscal years ended November 30, 2005 and 2006.
     I believe it would be in the best interests of TBX and its stockholders to amend the Agreement to delete my ability to call any options for fiscal years 2005 and 2006, and I agree to this amendment. I would retain my ability to call for options to be issued in fiscal years 2007 through 2009.
     In recognition of my long standing service to TBX and as consideration for my surrender of the above-described call options, TBX will agree to a further amendment of the Agreement, whereby the three year service period is hereby deleted.
     If the aforementioned amendment is agreeable, please signify by executing this letter amendment in the space provided below.
Sincerely,
/s/ Tim Burroughs

Tim Burroughs
UNDERSTOOD AND AGREED:

/s/ Jeff Reynolds on behalf of the Board of Directors of	,
TBX Resources, Inc.